Exhibit 16.1

July 7, 2023

Securities and Exchange Commission
100 F Street NE

Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Treasure Global Inc. under Item 4.01 of its Form 8-K dated July 3, 2023. We agree with the statements concerning our firm in such Form 8-K; we have no basis to and, therefore, do not agree or disagree with the other statements made by Treasure Global Inc.in the Form 8-K.

Very truly yours,

Marcum Asia CPAs LLP
New York, New York

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com